EXHIBIT 12.1

                           GOSS GRAPHIC SYSTEMS, INC.
               RATIO OF EARNINGS FROM OPERATIONS TO FIXED CHARGES
                                  (UNAUDITED)
                              DOLLARS IN MILLIONS

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
                                                               SIX MONTHS    PRO FORMA     PRO FORMA
                                                                  1996       ADJUSTMENT     BALANCE
                                                               ----------    ----------    ---------
Earnings from operations:
  Income (loss) before taxes and cumulative effect..........      10.3          (10.8)        (0.5)
  Plus: Fixed charges.......................................       4.8           16.3         21.1
                                                                   ---          -----          ---
Earnings from operations (as defined).......................      15.1            5.5         20.6
                                                                   ---          -----          ---
Fixed Charges:
  1/3 of rent expense.......................................       0.9            0.0          0.9
  Preferred stock dividends.................................         0            2.6          2.6
  Cash/intercompany interest expense........................       3.2           13.2         16.4
  Amortization of financing costs...........................         0            1.2          1.2
  Scheduled debt payments...................................       0.7           (0.7)           0
                                                                   ---          -----          ---
Fixed charges (as defined)..................................       4.8           16.3         21.1
                                                                   ---          -----          ---

Ratio of earnings from operations to fixed charges..........       3.1             --          1.0
                                                                   ---          -----          ---
Earnings from operations (as defined).......................      15.1             --         20.6
                                                                   ---          -----          ---
Less: Fixed charges (as defined)............................       4.8             --         21.1
                                                                   ---          -----          ---
Difference..................................................      10.3             --         (0.5)
                                                                   ---          -----          ---




